                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       THE ASHTON TECHNOLOGY GROUP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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

             [LOGO OF ASHTON TECHNOLOGY GROUP, INC. APPEARS HERE]

                       THE ASHTON TECHNOLOGY GROUP, INC.
                              1900 MARKET STREET
                                   SUITE 701
                       PHILADELPHIA, PENNSYLVANIA 19103

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD AUGUST 24, 1998

To the Holders of Common Stock of
THE ASHTON TECHNOLOGY GROUP, INC.:

  NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of The Ashton Technology Group, Inc. (the "Company") will be held at 10:00 a.m. on Monday, August 24, 1998 at the Company's offices located at 1900 Market Street, Suite 701, Philadelphia, Pennsylvania for the purpose of considering and voting upon the following matters:

    1. The election of seven directors to serve until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

    2. The ratification of the appointment of Goldstein Golub Kessler & Company, P.C. as the Company's independent auditors for the current fiscal year; and

    3. Any other business that may properly come before the meeting or any postponement, continuation or adjournment thereof.

  The close of business on July 2, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any postponement, continuation or adjournment thereof. Such stockholders may vote in person or by proxy. A list of the stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder of the Company upon request during regular business hours at the offices of the Company for the ten-day period prior to the Annual Meeting.

  You are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that you promptly complete, sign, date and return the enclosed proxy card in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting. The Notice of Annual Meeting, Proxy Statement and form of proxy are being sent or given to stockholders commencing on or about July 27, 1998.

                                          Sincerely,


                                          /s/ Fredric W. Rittereiser
                                          Fredric W. Rittereiser
                                          President and Chief Executive
                                           Officer

                            YOUR VOTE IS IMPORTANT.
                PLEASE REMEMBER TO RETURN YOUR PROXY PROMPTLY.

                          [LOGO OF ATG APPEARS HERE]

                       THE ASHTON TECHNOLOGY GROUP, INC.
                              1900 MARKET STREET
                                   SUITE 701
                       PHILADELPHIA, PENNSYLVANIA 19103

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 24, 1998

  This Proxy Statement and the accompanying form of proxy are being furnished to the stockholders of The Ashton Technology Group, Inc., a Delaware corporation (the "Company" or "Ashton"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders to be held at the Company's headquarters at 1900 Market Street, Suite 701, Philadelphia, Pennsylvania on Monday, August 24, 1998, at 10:00 a.m. local time, and at any postponement, continuation or adjournment thereof (the "Annual Meeting"). Only stockholders of record at the close of business on July 2, 1998 (the "Record Date") are entitled to notice of, and to vote at, the meeting. The Notice of Annual Meeting, Proxy Statement and form of proxy are being sent or given to stockholders commencing on or about July 27, 1998.

  At the Annual Meeting, stockholders will be asked to (i) elect seven directors to serve until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified, (ii) ratify the appointment of Goldstein Golub Kessler & Company, P.C. as the Company's independent auditors for the current fiscal year, and (iii) transact such other business as may properly come before the Annual Meeting or any postponement, continuation or adjournment thereof.

  YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors,


                                          /s/ Fredric W. Rittereiser
                                          Fredric W. Rittereiser
                                          President and Chief Executive
                                           Officer

Philadelphia, Pennsylvania
July 27, 1998

                                 INTRODUCTION

SOLICITATION OF PROXIES

  If the accompanying proxy is properly executed and returned, the shares of the Company's common stock, par value $.01 per share (the "Common Stock"), represented thereby will be voted in accordance with the instructions specified in the proxy. In the absence of instructions to the contrary, such shares will be voted in favor of the election of the seven nominees for director whose names are listed herein. In addition, such shares will also be voted in favor of ratification of the auditors. The Board of Directors does not intend to bring any other matters before the Annual Meeting and is not aware of any matters that will come before the Annual Meeting other than as described herein. In the absence of instructions to the contrary, it is the intention of the persons named in the accompanying proxy to vote such proxy in their discretion with respect to such other matters, if any, that may properly come before the Annual Meeting.

MANNER AND EXPENSES OF SOLICITATION

  Solicitation of proxies will be undertaken by officers and employees of the Company, on behalf of the Board, by mail, telephone, facsimile and personal contact. All costs thereof will be borne by the Company. The Company may also make arrangements with brokerage houses, banks and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of the Company's Common Stock and to request authority for the execution of proxies. If it does so, the Company will reimburse such organizations for their reasonable expenses in connection therewith. In addition, the Company has entered into an arrangement with Corporate Investor Communications, Inc. ("CIC"), whereby CIC shall act as proxy solicitor on behalf of the Board in connection with the Annual Meeting, soliciting proxies by mail, telephone, facsimile and personal contact. In exchange for its services as proxy solicitor, CIC will receive payment of approximately $3,000 from the Company.

REVOCATION OF PROXY

  Any stockholder may revoke his or her proxy at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation). Any stockholder who signs and returns a proxy may revoke it at any time before it has been voted by (i) delivering written notice of its revocation to the Company, (ii) delivering to the Company a duly executed proxy bearing a later date, or (iii) attending the meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).

VOTING AT THE MEETING

  At July 2, 1998, the outstanding voting securities of the Company consisted of 8,477,913 shares of Common Stock. Each share is entitled to one non-cumulative vote for each director to be elected and one vote on each other matter of business properly brought before the meeting.

  The election of directors will be determined by a majority of the votes cast at the meeting. Any other items properly brought before the meeting will require the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote on such items at the Annual Meeting. Accordingly, in the case of shares that are present or represented at the Annual Meeting for quorum purposes, not voting such shares for a particular nominee for director, including withholding authority on the proxy, will not operate to prevent the election of such nominee if the nominee otherwise receives a majority of the votes present and entitled to vote at the Annual Meeting. An abstention on any other item will operate to prevent approval of the item to the same extent as a vote against approval of such item. A broker "non-vote" (which results when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) will be counted for quorum purposes, but will have no effect on the outcome of the election of directors or on the vote with respect to the approval of any other item.

QUORUM AND REQUIRED VOTE

  The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Shares of Common Stock represented by a properly signed and returned proxy will be counted as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

  Election of each director and ratification of the auditors requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have the same effect as votes against the proposal.

  A list of all of the Company's stockholders entitled to notice of and to vote at the Annual Meeting will be available at the Annual Meeting for inspection by any stockholder upon request and during regular business hours at the offices of the Company for the ten-day period prior to the Annual Meeting.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

MANAGEMENT

  The following table sets forth certain information as of the Record Date regarding (i) the beneficial ownership of the equity securities of the Company by the executive officers and directors of the Company and (ii) the beneficial ownership of the equity securities of the Company by all executive officers and directors of the Company as a group. As of the Record Date, there were 8,477,913 shares of Common Stock issued and outstanding.

                                                         AMOUNT AND
                                                         NATURE OF
  NAME AND ADDRESS                                       BENEFICIAL    PERCENT OF
 F BENEFICIAL OWNER**O                                   OWNERSHIP       CLASS
---------------------                                    ----------    ----------
 John A. Blohm..........................................   202,500(1)      2.3%
 Richard Butler.........................................         0           0
 Robert A. Eprile.......................................   800,000(2)      8.6
 K. Ivan F. Gothner.....................................   192,000(3)      2.2
 Fredric W. Rittereiser ................................        --(4)       --(4)
 William W. Uchimoto....................................         0           0
 Fred S. Weingard.......................................    40,000(5)        *
 All executive officers and directors of the Company as
  a group (7 persons)................................... 2,088,000(6)     19.8(6)

--------
 * Represents less than 1%.
** The address of each of the beneficial owners in the foregoing table is c/o
   The Ashton Technology Group, Inc., 1900 Market Street, Suite 701, Philadelphia, PA 19103.
(1) Includes: (i) 12,500 shares of Common Stock held by John A. Blohm, as Trustee of the John A. Blohm Living Trust; (ii) 50,000 shares of Common Stock issuable upon conversion of 5,000 shares of Series A Preferred Stock held by Mr. Blohm; and (iii) 140,000 shares of Common Stock issuable upon exercise of options to purchase Common Stock held by Mr. Blohm which are currently exercisable at $4.00 per share.
(2) Includes 50,000 shares of Common Stock issuable upon conversion of 5,000 shares of Series A Preferred Stock held by Mr. Eprile.
(3) Includes: (i) 182,000 shares of Common Stock issuable upon exercise of warrants to acquire Common Stock held by Mr. Gothner which are currently exercisable at $5.85 per share; and (ii) 10,000 shares of Common Stock held jointly by Mr. Gothner and his wife.

(4) Mr. Rittereiser may be deemed to be the beneficial owner of: (i) 513,500 shares of Common Stock held of record by The Dover Group, Inc. ("Dover"), a corporation of which Mr. Rittereiser is the sole shareholder, director and officer; (ii) 240,000 shares of Common Stock issuable upon the exercise of warrants held by Dover which are currently exercisable at $5.85 per share; and (iii) 100,000 shares held by Mr. Rittereiser's wife as a gift from her father, Frederick Weimmer, Sr., of which Mr. Rittereiser disclaims beneficial ownership. The foregoing 853,500 shares of Common Stock represent 9.15% of the class.
(5) Includes 40,000 shares of Common Stock issuable upon exercise of options to purchase Common Stock held by Mr. Weingard which are currently exercisable at $14.25 per share.
(6) Includes the shares and percent of class described in note (4) above.

   On July 15, 1998, the Board of Directors of the Company granted stock options to certain officers, directors and employees of the Company. Grants of stock options to the individuals on the foregoing table are described below. See "Executive Compensation--Option Grants". As a result of the foregoing grants, if all options were currently exercisable, all officers and directors of the Company as a group would beneficially own 6,075,500 shares of Common Stock, or 41.7% of the class.

CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information as of the Record Date regarding each person other than an officer or director who is known by the Company to own beneficially more than five percent of the Common Stock:

                                                          AMOUNT AND
                                                          NATURE OF
NAME/ADDRESS OF                                           BENEFICIAL    PERCENT
BENEFICIAL OWNER                                          OWNERSHIP     OF CLASS
----------------                                          ----------    --------
Kenneth Arthur Stokes.................................... 1,035,000(1)    10.9%
 Fosseway South--Milds
 BA3 4AN, England
The Dover Group, Inc. ...................................   853,500(2)     9.15
 20 Maple Street
 Toms River, NJ 08753

--------
(1) Includes: (i) 825,000 shares of Common Stock issuable upon conversion of 82,500 shares of Series A Preferred Stock held by Mr. Stokes; and (ii) 210,000 shares of Common Stock issuable upon conversion of 35,000 shares of Series B Preferred Stock held by Mr. Stokes.
(2) Includes: (i) 513,500 shares of Common Stock held of record by Dover, a corporation of which Mr. Rittereiser is the sole shareholder, director and officer, and, consequently, may be deemed the beneficial owner; (ii) 240,000 shares of Common Stock issuable upon the exercise of warrants held by Dover which are currently exercisable at $5.85 per share; and (iii) 100,000 shares held by Mr. Rittereiser's wife as a gift from her father, Frederick Weimmer, Sr., of which Mr. Rittereiser disclaims beneficial ownership.

                             ELECTION OF DIRECTORS

  Under the Company's By-laws, the Board of Directors is authorized to determine the number of directors of the Company. The number of directors to be elected at the Annual Meeting has been fixed at seven. Such directors will be elected to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified.

  Each nominee listed below has consented to being a nominee and to serving as a director if elected. In the event that any nominee shall be unable to serve as a director (which is not now anticipated), proxies will be voted for substitute nominees recommended by the Board of Directors or the Board of Directors may elect to reduce the number of directors. All of the nominees for election as a director are presently members of the Board of Directors. The Board of Directors recommends a vote FOR the nominees listed below.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

  The following sets forth certain information concerning each of the directors and executive officers of the Company:

NAME                      AGE                          POSITION
----                      ---                          --------
Robert A. Eprile........   43 Chairman of the Board and Chief Financial Officer
Fredric W. Rittereiser..   61 President, Chief Executive Officer and Director
John A. Blohm...........   52 Executive Vice President, Secretary, Treasurer and Director
Fred S. Weingard........   43 Executive Vice President and Director
Richard E. Butler.......   60 Director
K. Ivan F. Gothner......   40 Director
William W. Uchimoto.....   42 Executive Vice President, General Counsel and Director

  Robert A. Eprile has served as Chairman of the Board of the Company since December 1995 and as its Chief Financial Officer since October 1996. He is a co-founder of Universal Trading Technologies, Inc. ("UTTC(TM)"), a wholly-owned subsidiary of the Company, and has been involved in the development of the Universal Trading System since 1993. He has been President and Chief Executive Officer of UTTC(TM) since its inception in February 1995. From 1986 to 1994, Mr. Eprile was President of Eprile & Associates, a management consulting firm specializing in the turn-around of troubled companies and the application of quantitative techniques to finance and trading. From 1992 to 1993, Mr. Eprile was also Interim Chief Operating Officer of TW ComCorp., a telecommunications distribution company. Mr. Eprile received an M.B.A. degree from Stanford University Graduate School of Business and a B.A. degree from Oberlin College.

  Fredric W. Rittereiser has been President and Chief Executive Officer of the Company since October 1996 and a member of the Board since December 1996. Mr. Rittereiser has been an independent management consultant since 1990, serving mainly companies involved in the financial services industry, having served in senior management positions with a number of investment banking firms prior to his becoming an independent management consultant. He also has extensive experience in the development and introduction of electronic securities trading systems, having served as President, Chief Operating Officer and Director of Instinet Corporation, a publicly held corporation, from 1983 through 1985.

  John A. Blohm has served as Executive Vice President and a Director of the Company since December 1994, and also serves as the Company's Secretary and Treasurer. Mr. Blohm is a co-founder of Computer Science Innovations, Inc. ("CSI(R)"), a former subsidiary of the Company, and served as Chairman of the Board of Directors of CSI(R) from its founding in March 1983 until July 1995 and is a former President and Chief Executive Officer of CSI(R). He has over 27 years of experience in systems development integration and engineering. Before co-founding CSI(R), Mr. Blohm was the Section Head of Real Time Software for Harris Corporation, Government Systems Division. Mr. Blohm serves on several alumni and advisory boards, including

The Johns Hopkins University Board of the Society of Engineering Alumni and the American Management Association, Council for Growing Business. He received his M.S. degree from The American University and a Bachelor of Engineering Science degree from The Johns Hopkins University.

  Fred S. Weingard has been the Company's Executive Vice President of Technology and Advanced Computing Programs since July 1996 and a Director since October 1996. Mr. Weingard was employed at Booz Allen & Hamilton Inc. from 1986 through June 1996. From June 1991 through June 1996, he served as a principal at that firm. In addition, Mr. Weingard is a Professional Engineer in Mechanical Engineering and is registered in New York State and Washington State. Mr. Weingard was the founder and director of Booz Allen's Advanced Computational Technologies & Systems. Mr. Weingard has expertise in the field of neural networks and has been an invited panelist/lecturer for government, industry, academia, and professional societies. He has authored over 12 scientific papers and publications and holds patents on several inventions.

  Richard E. Butler was appointed a Director of the Company in February 1998. Mr. Butler has been an independent management and marketing consultant since 1984. Throughout his career, Mr. Butler has been active in marketing and strategic development for a variety of public and private companies. Mr. Butler has held executive positions with organizations including CBS, Prepared Products and has served as President and Chief Executive Officer of BBDO/West. His work experience has focused on new and emerging companies and industries ranging from financial services to consumer products. Mr. Butler has served as a director of several public and private companies and was a founding director of Metrobank, now Comerica. He currently serves as a Trustee of Claremont McKenna College and is an active member of the Chief Executives Organization. In 1984, Mr. Butler joined Instinet as a consultant for the development of its national and international business and was active in structuring Instinet's long term relationship with Reuters Plc.

  K. Ivan F. Gothner became a Director of the Company in December 1997 and a director of Gomez Advisors, Inc., a wholly-owned subsidiary of the Company in May 1997. Mr. Gothner also is Managing Director and founder of Adirondack Capital, LLC a private merchant banking firm which focuses on serving small and mid-size growth companies. Mr. Gothner was associated with Kleinwort Benson Limited in 1986 and from 1987 through 1990, Mr. Gothner acted as the General Manager of the KB Mezzanine Fund, L.P., a specialized smallcap fund. In 1990, Mr. Gothner joined Barclays Bank as Senior Vice President responsible for establishing an investment banking unit to serve small and mid-sized companies. Upon the sale of Barclays' "middle market" businesses at the end of 1992, Mr. Gothner began to work independently in this area. In addition to financial advisory assignments, Mr. Gothner's work has included an assignment where he acted as a "start-up" executive for a European medical device company entering the U.S. market. Mr. Gothner also served as Managing Director of First United Equities Corporation ("First United") from 1995 to 1997. First United was the managing underwriter of the Company's initial public offering, for which it received customary compensation.

  William W. Uchimoto was appointed Director in June 1998 and also serves as the Company's General Counsel. Mr. Uchimoto joined UTTC(TM) in the fall of 1997 as Executive Vice President of International Business Development. Mr. Uchimoto was an attorney with the Securities and Exchange Commission from 1981 to 1986. In 1986, Mr. Uchimoto joined the Philadelphia Stock Exchange as Associate General Counsel and was appointed General Counsel in 1987, a position he held until 1997.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company's Board has two committees: a Compensation Committee and an Audit Committee. The Audit Committee is comprised of Robert A. Eprile, K. Ivan
F. Gothner, and Richard E. Butler. The Audit Committee considers and reviews all matters arising in connection with external audit reports, auditors' management reports and related matters. The Compensation Committee is comprised of John A. Blohm, Richard E. Butler, and K. Ivan F. Gothner. The Compensation Committee reviews the compensation of all officers of the Company. The Company does not have a nominating committee.

                            EXECUTIVE COMPENSATION

  The following table sets forth the amount of all compensation paid by the Company during the years ended March 31, 1996, March 31, 1997 and March 31, 1998 to the Company's Chief Executive Officer and to the Company's four most highly compensated executive officers.

                          SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION                        LONG-TERM COMPENSATION
                                  ------------------------------------------- -----------------------------------------
                                                                              RESTRICTED NUMBER
        NAME AND                                FRINGE                          STOCK      OF          LTIP      ALL
   PRINCIPAL POSITION     YEAR    SALARY($)   BENEFITS($) OTHER($)     TOTAL    AWARDS   OPTIONS    PAYOUTS($) OTHER($)
   ------------------     ----    ---------   ----------- --------    ------- ---------- -------    ---------- --------
Raymond T. Tate.........  1996      50,000         -0-     78,808(1)  128,808    -0-         -0-       -0-       -0-
 Former Chairman,         1997     143,937       4,500    531,063(2)  679,500    -0-         -0-       -0-       -0-
 President, and Chief     1998         -0-       6,000    120,000(3)  126,000    -0-         -0-       -0-       -0-
 Executive Officer
Robert A. Eprile........  1996      37,500         -0-        -0-      37,500    -0-(4)      -0-       -0-       -0-
 Chairman and Chief       1997      92,308         -0-        -0-      92,308    -0-(4)      -0-       -0-       -0-
 Financial Officer        1998     121,154         -0-        -0-     121,154    -0-(4)      -0-       -0-       -0-
Fredric W. Rittereiser..  1996         -0-         -0-        -0-         -0-    -0-         -0-       -0-       -0-
 President and Chief      1997         -0-         -0-        -0-         -0-    -0-         -0-       -0-       -0-
 Executive Officer        1998(5)      -0-         -0-        -0-         -0-    -0-         -0-       -0-       -0-
John A. Blohm...........  1996     115,773         -0-        -0-     115,773    -0-     350,000(6)    -0-       -0-
 Executive Vice           1997      76,945       1,410        -0-      78,355    -0-         -0-       -0-       -0-
 President                1998     176,838         -0-        -0-     176,838    -0-         -0-       -0-       -0-
Fred S. Weingard........  1996         -0-         -0-        -0-         -0-    -0-         -0-       -0-       -0-
 Executive Vice           1997     215,192         -0-        -0-     215,192    -0-     100,000(7)    -0-       -0-
 President                1998     224,999         -0-        -0-     224,999    -0-         -0-       -0-       -0-
William W. Uchimoto.....  1998      40,385(8)      -0-        -0-      40,385    -0-         -0-       -0-       -0-
 Executive Vice
 President and General
 Counsel

--------
(1) Represents payment of the premium of a life insurance policy for the benefit of the family of Mr. Tate in the amount of $1,500,000.
(2) Represents payments of the premium of a life insurance policy for the benefit of the family of Mr. Tate through October 22, 1996, the date of the Settlement Agreement pursuant to which Mr. Tate resigned from all positions within the Company, and certain other expenditures, and $252,000 in additional funds shown in the Restructure Costs agreed to under the Settlement Agreement, of which $53,269 was paid in the fiscal year ended March 31, 1997; does not reflect $250,000 paid to Mr. Tate by Mr. Rittereiser and Dover for a "Call Option" in connection with the Settlement Agreement. See "Certain Relationships and Related Transactions."
(3) Represents payment of consulting fees to Mr. Tate in connection with the Settlement Agreement.
(4) Does not include 1,100,000 shares of Common Stock received by Mr. Eprile from the Company in exchange for 1,666,667 shares of common stock of UTTC(TM) on October 25, 1995.
(5) Dover was paid $125,000 in consulting fees for the fiscal year ended March 31, 1998.
(6) On January 31, 1996, Mr. Blohm was granted options to purchase 350,000 shares of Common Stock at an exercise price of $4.00 per share. Of these options, options to purchase 70,000 shares became exercisable on April 1, 1997, options to purchase 70,000 shares became exercisable on April 1, 1998, and options to purchase 210,000 shares will become exercisable on April 1, 1999. These options will expire on April 1, 2006.
(7) On June 21, 1996, Mr. Weingard was granted options to purchase 100,000 shares of Common Stock at an exercise price of $14.25 per share. Of these options, options to purchase 20,000 shares became exercisable on April 1, 1997, options to purchase 20,000 shares became exercisable on April 1, 1998, and options to purchase 60,000 shares will become exercisable on April 1, 1999. These options will expire on April 1, 2006.
(8) Mr. Uchimoto has entered an employment agreement with the Company pursuant to which he will be paid $150,000 in salary per year.

  Since inception, the Company has not granted stock appreciation rights and does not have a defined benefit or actuarial plan.

OPTION GRANTS

  No options were granted to any of the Company's executive officers during the fiscal year ended March 31, 1998.

  Pursuant to the Company's plan to grant options on 6,000,000 shares of Common Stock at $1.875 per share, which was adopted by the Board of Directors at its meeting on September 11, 1997, the Board authorized the Company to issue to its officers, directors, employees and to other contributors to the value of the Company on July 15, 1998, options to purchase 4,760,000 shares of the Company's Common Stock. Of these, 3,987,500 were granted to executive officers and directors of the Company as follows:

            NAME OF EXECUTIVE OFFICER OR DIRECTOR            NUMBER OF OPTIONS
            -------------------------------------            -----------------
            John A. Blohm                                          538,750
            Richard E. Butler                                      180,000
            Robert A. Eprile                                       800,000
            K. Ivan F. Gothner                                     750,000(1)
            Fredric W. Rittereiser                               1,000,000
            William W. Uchimoto                                    180,000
            Fred S. Weingard                                       538,750

  The options granted to executive officers and directors of the Company will fully vest on July 15, 1999 and will expire on July 15, 2003.

--------
(1) Includes 600,000 options to purchase the Company's Common Stock granted to Adirondack Capital, L.L.C. in connection with the structuring of the Company's offering of Series C, Series D and Series E Convertible Preferred Stock. See "Certain Relationships and Related Transactions."

AGGREGATED OPTION EXERCISES IN YEAR ENDED MARCH 31, 1998 AND YEAR END OPTION VALUES

  No executive officer exercised any options during the fiscal year ended March 31, 1998. The table below provides information as to an assumed value of $3.94 at the end of the fiscal year ended March 31, 1998 and the value of unexercised options.

                          SHARES                        NUMBER OF
                         ACQUIRED                  UNEXERCISED OPTIONS      VALUE OF UNEXERCISED
                            ON        VALUE           AT FY-END (#)         OPTIONS AT FY-END ($)
NAME                     EXERCISES REALIZED ($) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                     --------- ------------ ------------------------- -------------------------
John A. Blohm...........    -0-        -0-           70,000/280,000                -0-/-0-
Fred S. Weingard........    -0-        -0-            20,000/80,000                -0-/-0-

DIRECTOR COMPENSATION

  The directors of the Company who are also executive officers are not compensated for their service as directors. The directors of the Company who are not executive officers are compensated as follows:

                                                     ANNUAL     CONSULTING FEES/
NAME                                             RETAINER FEES     OTHER FEES
----                                             -------------- ----------------
Richard E. Butler............................... $ 7,500/month         --
K. Ivan F. Gothner(1)........................... $10,000/month    $1,200/month

--------
(1) See "Certain Relationships and Related Transactions."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Raymond T. Tate. On October 22, 1996, Ashton entered into a settlement agreement (the "Settlement Agreement") with Robert A. Eprile, John A. Blohm, Fredric W. Rittereiser, The Dover Group, Inc., F.E. Weimmer, Jr. (brother-in-law of Fredric W. Rittereiser), F.E. Weimmer, Sr. (father-in-law of Fredric W. Rittereiser) , F.E. Rittereiser, Sr. (father of Fredric W. Rittereiser) and Thomas Rittereiser (brother of Fredric W. Rittereiser), as trustee for Alexis
J. Rittereiser (daughter of Fredric W. Rittereiser), Amanda Weimmer (niece of Fredric W. Rittereiser) and John Weimmer (nephew of Fredric W. Rittereiser) (collectively, the "Group Members"), Raymond T. Tate, formerly Chairman of the Board, Helen J. Tate, (Mr. Tate's wife), as trustee for the Andrew Patrick Tate Trust, Helen J. Tate, as trustee for the Susan Katherine Tate Burrowbridge Trust and Helen J. Tate, as trustee for the Elizabeth Tate Winters Trust (collectively, the "Tate Trusts"). The Settlement Agreement resolved all differences among the parties thereto relating to the management of the Company, and all parties to the Settlement Agreement agreed to release each of the other parties from any and all actions or claims arising out of or in connection with the matters covered by the Settlement Agreement. Pursuant to the Settlement Agreement, on October 22, 1996, Mr. Tate resigned from his position as director of the Company and its subsidiaries and all officer positions held by him in the Company and its subsidiaries. In addition, pursuant to the Settlement Agreement, on October 22, 1996, the Board of Directors of the Company elected Fred S. Weingard, Executive Vice President of UTTC(TM), to fill the vacancy on the Company's Board of Directors created by the resignation of Mr. Tate.

  Pursuant to the Settlement Agreement and in consideration of the payment of $250,000, on October 22, 1996, Helen J. Tate, as trustee for the Tate Trusts, granted to Mr. Rittereiser or his designee the option (the "Call Option"), exercisable at any time from April 2, 1997 through June 2, 1997, to purchase 1,000,000 shares of the Common Stock, from the Tate Trusts for a total purchase price of $4,500,000. Pursuant to the Settlement Agreement and in consideration for $1, Mr. Rittereiser granted Mr. Tate the option (the "Put Option"), exercisable at any time during the five business days following the exercise of the Call Option, to require Mr. Rittereiser to purchase from Mr. Tate the 107,500 shares of Common Stock of the Company owned, beneficially or otherwise, by Mr. Tate for a total purchase price of $483,750. The Put Option is assignable by Mr. Rittereiser.

  The Call Option was not exercised and expired on June 3, 1997. Mr. Tate subsequently filed a Schedule 13D with the Securities and Exchange Commission (the "SEC"), indicating his intention to sell the Common Stock of the Company owned by him.

  On October 22, 1996, Mr. Tate and the Company also entered into a license agreement (the "License Agreement"). Under the terms of the License Agreement, the Company granted to Mr. Tate a perpetual, exclusive (subject to the payment by Mr. Tate of a license fee) worldwide license, at his own cost, to use, sublicense, reproduce and make derivative works and enhancements of the technology used by the Company to develop the Ashton Technology Encryption Devices ("ATED"), including the ATED Key Management System, encryption software and crypto-server technology (the "Licensed Technology") in any field of use other than the Financial Services Industry (as such term is defined in the License Agreement). In consideration for granting the license, Mr. Tate (or his permitted assigns under the License Agreement) is required to pay a perpetual annual royalty to the Company equal to 2% of the total gross revenues earned from the use of the Licensed Technology. Mr. Tate's right to use the Licensed Technology will be exclusive, provided Mr. Tate pays to the Company a cumulative license fee of at least $100,000 by October 22, 2000 (the "License Fee"). The License Fee will be reduced by the total amount of royalties paid to the Company. Mr. Tate may assign the license to any person or entity controlled by him.

  The Company and Mr. Tate also entered into a consulting agreement, dated October 22, 1996 (the "Consulting Agreement"). Under the terms of the Consulting Agreement, the Company retained Mr. Tate to act as a consultant to CSI(R) for the period from October 22, 1996 to December 31, 1998. As compensation for such services, for the period from October 22, 1996 through December 31, 1996, the Company paid Mr. Tate $40,000. For the period from October 22, 1996 through December 31, 1998, the Company also has paid and will continue to pay to Raymond Tate Associates, Inc. $120,000 per annum. Mr. Tate also agreed not to compete with the Company in the Financial Services Industry (as such term is defined in the Consulting Agreement) during the term of the Consulting Agreement.

  On October 22, 1996, after closing the transactions contemplated by the Settlement Agreement, the newly-constituted Board of Directors of the Company convened a meeting and took certain actions, including authorization of the Company to reimburse the Group Members for any and all legal services rendered on behalf of the Group Members in connection with or relating to the Settlement Agreement, transactions contemplated thereby and the disputes settled thereby. The Company has paid $487,234 to the Group Members in connection with the foregoing authorization.

  David N. Rosensaft. On January 30, 1997, Ashton, along with UTTC(TM), Mr. Rittereiser and Dover, of which Mr. Rittereiser is the Chairman entered into a Settlement Agreement (the "Rosensaft Agreement") with David N. Rosensaft, a co-founder of UTTC(TM), under which the consulting agreement among Ashton, UTTC(TM) and Mr. Rosensaft dated January 19, 1996 was deemed to be void ab initio and each of the parties released and discharged each of the other parties from any and all agreements and claims which any of them have against any of the other parties. The Rosensaft Agreement granted Mr. Rosensaft registration rights under the Securities Act of 1933, as amended (the "Securities Act") under certain terms and conditions for the 333,333 shares of UTTC(TM) common stock that he owns. Also on January 30, 1997, the Company, Dover, Mr. Rittereiser and Mr. Rosensaft entered into a Stock Purchase Agreement pursuant to which Dover, Mr. Rittereiser, or his or its designee, agreed to purchase the 750,000 shares of the Company's Common Stock owned by Mr. Rosensaft on April 10, 1997 for a total purchase price of $2,000,000 and the Company granted Dover, Mr. Rittereiser, or his or its designee, registration rights under the Securities Act under certain conditions with respect to the 750,000 shares. On or about April 10, 1997, the Company advised Mr. Rosensaft that the Rosensaft Agreement was null and void, and Mr. Rittereiser and Dover declined to purchase the 750,000 shares. On May 1, 1997, Mr. Rosensaft commenced an action in the U.S. District Court for the Southern District of New York captioned Rosensaft v. The Ashton Technology Group, Inc., et al, No. 97 Civ. 3138 ("the Rosensaft lawsuit").

  The Dover Group, Inc. and Fredric W. Rittereiser. On December 3, 1997, U.S. District Court for the Southern District of New York entered judgment in favor of the plaintiff and against Dover and Mr. Rittereiser in the Rosensaft lawsuit, which alleged ten claims against the Company, UTTC(TM), Dover and Mr. Rittereiser including breach of contract and securities fraud. The December 3, 1997 judgment left open the amount of damages to be awarded plaintiff. While the Company and its UTTC(TM) subsidiary were initially parties to this lawsuit, they had been dismissed as defendants on August 29, 1997. On January 14, 1998, the Company entered into an agreement with Dover and Mr. Rittereiser, whereby Dover and Mr. Rittereiser agreed to reimburse the $413,980 in legal costs associated with the Rosensaft lawsuit to the Company to the extent such costs were not covered by the Company's directors' and officers' liability insurance carrier. Dover and Mr. Rittereiser pledged 333,334 shares of UTTC(TM) stock as collateral in support of their agreement to pay the legal costs. The Company has submitted a claim to its insurance carrier in the full amount of such legal costs. To date, the Company and its insurance carrier have not reached agreement as to whether the legal costs of the Rosensaft lawsuit are covered by the Company's directors and officers' liability insurance policy.

  On March 4, 1998, the U.S. District Court entered an order awarding damages against Dover and Mr. Rittereiser in the amount of $1.2 million. Dover and Mr. Rittereiser offered to settle the litigation for, among other things, a cash payment of $1.2 million. On April 7, 1998, the Company's Board of Directors, after due deliberation, concluded that the Company and its UTTC(TM) subsidiary derived mutual benefit from the Rosensaft settlement by Dover and Mr. Rittereiser. The Board resolved to fund one-third of the $1.2 million settlement amount. Separately, UTTC(TM) agreed to fund one-third of the Rosensaft settlement. On April 8, 1998, the Company loaned the $380,000 to Dover and Mr. Rittereiser at an annual interest rate of 9% for thirty months. In exchange for the loan to satisfy the Rosensaft settlement, Dover pledged 300,000 shares of the Company's Common Stock under its control.

  For the fiscal year ended March 31, 1998, the Company paid Dover $125,000 in consulting fees for consulting services rendered in connection with the Company's financings and product development. Mr. Rittereiser, the Company's President and Chief Executive Officer, is the Chairman of Dover.

  Adirondack Capital, L.L.C. and K. Ivan F. Gothner. On January 7, 1998, the Company completed the sale of 100,000 shares of the Company's Series C Convertible Preferred Stock to a group of foreign investors for an aggregate purchase price of $1,000,000. As compensation for its services in structuring the offering of the Series C Convertible Preferred Stock, the Company paid Adirondack Capital, L.L.C. ("Adirondack") a fee of $50,000 and, on July 15, 1998, granted it an option to purchase 100,000 shares of the Company's Common Stock at $1.875 per share and a warrant to purchase 100,000 shares of UTTC(TM) stock at $1.00 per share. K. Ivan F. Gothner, a director of the Company, is the managing director of Adirondack.

  On April 3, 1998, the Company entered into a Private Equity Line of Credit Agreement (the "Private Equity Agreement") with a group of accredited investors, which provides for an aggregate commitment of $18,000,000 to the Company. In connection with the Private Equity Agreement, the accredited investors agreed to purchase shares of the Company's Series D Convertible Preferred Stock and Series E Convertible Preferred Stock, and granted the Company certain put rights to cause the accredited investors, subject to conditions set forth in the Private Equity Agreement, to purchase shares of the Company's Common Stock in the aggregate amount of $13,000,000. As compensation for its services in structuring the Private Equity Agreement, the Company paid Adirondack a fee of $150,000 and, on July 15, 1998 granted it an option to purchase 500,000 shares of the Company's Common Stock at $1.875 per share and a warrant to purchase 500,000 shares of UTTC(TM) at $1.00 per share. In addition, upon the completion of the purchase of the Series E Convertible Preferred Stock by the accredited investors, the Company agreed to pay Adirondack an amount equal to 5% of the proceeds of such purchase. Under the terms of the Private Equity Agreement, subject to certain conditions, the accredited investors are obligated to purchase Series E Convertible Preferred Stock valued at $2,000,000. Such purchase took place on July 15, 1998.

  In addition to the foregoing, the Company has entered into a consulting arrangement with Mr. Gothner pursuant to which it has agreed to pay Mr. Gothner a consulting fee of $10,000 per month, plus $1,200 per month to cover his expenses, for investment banking and financial advisory services provided to the Company and its subsidiaries.

  Thomas Rittereiser. On September 18, 1997, the Company commenced a private offering and exchange offer pursuant to which it offered to certain investors shares of Series A Convertible PIK Preferred Stock, shares of Series B Convertible Preferred Stock, and the opportunity to exchange shares of convertible and non-convertible notes of UTTC(TM) for shares of the Company's Series B Convertible Preferred Stock. The Company realized gross proceeds of $7.9 million in connection with the sale of these shares of convertible preferred stock. As compensation for his assistance in soliciting investors for these transactions, the Company granted options to purchase 30,000 shares of the Company's Common Stock at an exercise price of $1.875 per share to Thomas Rittereiser. Thomas Rittereiser is a director of REB Securities, Inc., a subsidiary of the Company, and the brother of Fredric W. Rittereiser, the Company's President and Chief Executive Officer.

                     RATIFICATION OF INDEPENDENT AUDITORS

  The Board of Directors has selected the firm of Goldstein Golub Kessler & Company, P.C. ("GGK") as independent auditors for the Company for the fiscal year which began on April 1, 1998. The appointment will be submitted for ratification by the stockholders at the Annual Meeting and the Board of Directors recommends a vote FOR ratification.

  Representatives of GGK are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                  DISCLOSURE

  On June 3, 1996, the Company, with the approval of its Board of Directors, decided not to continue its relationship with its independent public accountants, GGK, who served as the Company's independent auditors for the fiscal year ended March 31, 1995 and for the Company's initial public offering. GGK's reports on the financial statements of the Company did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements with GGK on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of GGK, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

  Arthur Andersen LLP ("Andersen") was engaged as the Company's independent public accountants effective June 3, 1996 and performed the audit for the fiscal year ended March 31, 1996. On April 30, 1997, the Company decided to re-engage GGK. The decision to change accountants was approved by the Company's Board of Directors. Andersen's report on the financial statements of the Company for the 1996 fiscal year (which was the only year for which Andersen acted as the Company's principal independent accountants) did not contain an adverse opinion or a disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles. There were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Andersen, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Based solely upon a review of Forms 3, 4, and 5 and amendments thereto furnished to the Company during and with respect to its most recent fiscal year, and written representations that no Form 5 was required, the Company believes that all of its executive officers, directors and persons who may have been deemed to be greater than 10% stockholders during the year have made all filings required to be made under Section 16(a) of the Securities Exchange Act of 1934, as amended.

                                 OTHER MATTERS

  Management does not know of any other matters to come before the Annual Meeting. However, if any additional matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment on such matters.

                             FINANCIAL INFORMATION

  The Company's 1998 Annual Report to Stockholders is being mailed to the Company's stockholders with this Proxy Statement. The Company will provide, without charge, to each stockholder, upon such stockholder's written or oral request, a copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1998 by first class mail or other equally prompt means within one business day of receipt of such request. Requests for such documents should be directed to the Secretary of the Company.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals for inclusion in the proxy material relating to the Annual Meeting of Stockholders to be held in 1999 must be received by the Company at its principal executive offices in Philadelphia, Pennsylvania at the address set forth on the first page hereof, no later than March 25, 1999. Stockholder proposals to be presented at the 1999 Annual Meeting, but not included in the proxy material relating to the 1999 Annual Meeting, must be received no later than June 8, 1999. Nothing in this paragraph shall be deemed to require the Company to include in its proxy materials relating to such Annual Meeting of Stockholders any stockholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission and the Company's By-laws at that time in effect.

                                          By Order of the Board of Directors,


                                          /s/ Fredric W. Rittereiser

                                          Fredric W. Rittereiser
                                          President and Chief Executive
                                           Officer

July 27, 1998

                       THE ASHTON TECHNOLOGY GROUP, INC.
        PROXY CARD FOR ANNUAL MEETING OF STOCKHOLDERS ON AUGUST 24, 1998
  The undersigned stockholder hereby appoints John A. Blohm, Robert A. Eprile and Fredric W. Rittereiser, and each of them, each with full power to act alone and with power of substitution, as proxy or proxies for the undersigned, to attend the Annual Meeting of the Stockholders of The Ashton Technology Group, Inc. (the "Company"), to be held at 10:00 a.m. on Monday, August 24, 1998, at the Company's corporate headquarters located at 1900 Market Street, Suite 701, Philadelphia, Pennsylvania, or at any postponements, continuations or adjournments thereof, and to vote all shares of common stock of the Company, par value $.01 per share, held by the signatory at the close of business on July 2, 1998, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue hereof with respect to the matters described below.
  This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholders. If no direction is made, this proxy will be voted FOR the election of the nominees for Director listed below and FOR the ratification of the auditors.

1.ELECTION OF DIRECTORS
  Robert A. Eprile, Fredric W. Rittereiser, John A. Blohm, Fred S. Weingard, Richard E. Butler, K. Ivan F. Gothner, and William W. Uchimoto

                    [_] FOR ALL   [_] WITHHELD   [_] FOR ALL EXCEPT

  If you wish to withhold authority to vote your shares from any individual nominee(s), mark the "For All Except" box and strike a line through the name(s) of the nominee(s).

2.RATIFICATION OF AUDITORS
                    [_] FOR       [_] AGAINST    [_] ABSTAIN

3. TO VOTE ON SUCH OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING AND ANY AND ALL POSTPONEMENTS, CONTINUATIONS OR ADJOURNMENTS THEREOF.

                  (Continued and to be SIGNED on Reverse Side)

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS EXAMPLE.

LOGO



  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES FOR DIRECTOR AND "FOR" THE RATIFICATION OF THE AUDITORS.

  THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE ANNUAL REPORT, FORM 10-KSB, NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT, AND HEREBY REVOKES ALL PREVIOUSLY GRANTED PROXIES.

                                                  Please be sure to sign and
                                                  date this Proxy:

                                                  Date: _______________________

                                                  _____________________________
                                                  Stockholder sign here

                                                  _____________________________
                                                  Co-owner sign here

  Please sign this proxy exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

      PLEASE VOTE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE